Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports

Fourth-Quarter and Full-Year 2008 Financial Results

Goshen, Ind.—Feb. 19, 2009—Supreme Industries, Inc. (NYSE Alternext US: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses, armored vehicles, homeland response vehicles and luxury motorcoaches, today announced financial results for its fourth quarter and full year ended Dec. 27, 2008.

Reflecting further deterioration of business conditions precipitated by the economic recession and unprecedented tight credit markets, 2008 fourth-quarter and full-year net sales decreased 23 percent and 14 percent to $56.4 million and $268.7 million, respectively. This compares with net sales of $73.7 million and $313.3 million in the like periods of 2007. Year-over-year sales from Supreme’s specialized trucks, its largest product group, declined 23 percent, but were partially offset by strong sales increases of Supreme’s bus products, which were up 21 percent compared with 2007.

The net loss for the year’s final quarter was $(2.9) million, or ($0.20) per diluted share, down from net income of $0.9 million, or $0.06 per diluted share, a year ago. The full-year loss—the first in Supreme’s history—was $(3.1) million, or ($0.22) per diluted share, versus net income of $4.2 million, or $0.30 per diluted share, for 2007. The losses for both periods in 2008 include a non-cash, pre-tax write-down of both goodwill and an acquisition-related intangible totaling $1.3 million. The Company recorded an impairment charge for its goodwill due primarily to the depressed market price of the Company’s Class A Common Stock, and recessionary market conditions for the Company’s specialized RV product were the cause of the intangible write-down.

Gross profit margin as a percentage of net sales for the 2008 fourth quarter declined to 7.4 percent from 10.6 percent in last year’s fourth quarter, and declined to 9.1 percent from 11.2 percent year over year. The decreases were primarily attributable to the lower sales volume of our truck products, product mix, and the inability to raise prices in a recessionary environment.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Selling, general and administrative expenses decreased for the fourth quarter and full year by $0.2 million, or 2.5 percent, and $0.5 million, or 1.8 percent, respectively, compared with the same periods in 2007. Interest expense declined 9 percent to $2.3 million from $2.5 million in 2007 as a result of lower interest rates and working capital requirements related to the decreased sales volume.

Supreme President and Chief Operating Officer Robert W. Wilson commented, “Supreme’s conservative balance sheet management and financial strength provide the ability to strongly rebound after the recession. Our financial condition allows us to prepare for the eventual upturn by investing in product areas that we believe show significant promise. The new SIGNATURE commercial dry-freight van body and the U.S. Department of State (DOS) armored vehicle development program are two examples of Supreme’s commitment to remaining innovative. The SIGNATURE Van Body offers exceptional user-functionality in terms of engineering, design, and quality, while the DOS contract calls for up to $100 million of armor-plated vehicles to be produced over a five-year period, subject to purchase orders issued by the DOS.”

Cash flow from operations was a positive $1.1 million for 2008, and stockholders’ equity was $70.4 million, or $4.98 per share, at Dec. 27, 2008. At year-end, working capital totaled $60.3 million, compared with $58.5 million at year-end 2007. The working capital ratio at Dec. 27, 2008, was 4.2 to 1, versus 3.3 to 1 at year-end 2007. The Company believes that it has adequate availability in its credit facility to finance future foreseeable working capital requirements. Backlog at Dec. 27, 2008, was $60.0 million versus $87.0 million at Dec. 29, 2007.

Wilson continued, “While the current poor economic conditions are not expected to ease until at least 2010, we believe that Supreme’s broad-based and innovative products position the Company for a strong recovery. Additionally, we have taken, and continue to take, costs out of the business, aligning operations to fit the current market conditions. Our 2008 annualized cost reductions totaled approximately $9.0 million with the largest components of the savings resulting from our 29% headcount reduction, selected facility consolidations, and wage reductions. We will continue to review our cost structure in 2009 and will reduce the size of business operations as economic conditions warrant.”

Due to the present industry conditions and economic recession, the Board of Directors has decided to suspend all dividend programs. Future dividends will necessarily be subject to business conditions, the Company’s financial position and requirements for working capital, property, plant and equipment expenditures, and other corporate purposes.

A live webcast of Supreme Industries’ earnings conference call can be heard today, Thursday, Feb. 19, 2009, at 4:30 p.m. Eastern Time at http://www.supremeind.com. Those unable to participate in the live conference call may access a replay available on the Company’s website for 30 days.

To be added to Supreme Industries’ e-mail distribution list, please click on the link below:

http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html

News releases and other information on the Company are available on the Internet at:
http://www.SupremeInd.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

About Supreme

Supreme Industries, Inc. (STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses, armored vehicles, homeland response vehicles and luxury motorcoaches. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and Homeland Security customers.

This report contains forward-looking statements, other than historical facts, which reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties, and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.
Robert W. Wilson, 574-642-4888
President and Chief Operating Officer

—FINANCIAL TABLES FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Year Ended
	Dec. 27,	Dec. 29,	Dec. 27,	Dec. 29,
	2008	2007	2008	2007
Revenue:
Net sales	$56,431,883	$73,678,715	$268,749,653	$313,272,723
Cost of sales	52,271,952	65,895,038	244,179,662	278,089,294

Gross profit	4,159,931	7,783,677	24,569,991	35,183,429

Selling, general and administrative expenses	6,563,605	6,731,720	27,350,730	27,838,011
Goodwill and intangible asset impairment	1,323,521	—	1,323,521	—
Other expense (income)	(455,574)	(204,420)	(1,126,044)	(594,654)

Operating income (loss)	(3,271,621)	1,256,377	(2,978,216)	7,940,072

Interest	626,615	540,559	2,251,888	2,472,267

Income (loss) before income taxes	(3,898,236)	715,818	(5,230,104)	5,467,805

Income taxes (benefit)	(1,023,775)	(166,000)	(2,168,685)	1,304,000

Net income (loss)	$(2,874,461)	$881,818	$(3,061,419)	$4,163,805

Earnings (loss) per share (EPS):
Basic	$(0.20)	$0.06	$(0.22)	$0.30
Diluted	(0.20)	0.06	(0.22)	0.30

Shares used in the computation of EPS:
Basic	14,197,982	13,951,241	14,110,103	13,871,471
Diluted	14,197,982	14,080,443	14,110,103	13,983,749

Cash dividends per share	$—	$0.09	$0.18	$0.35

Supreme Industries, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	Dec. 27,	Dec. 29,
	2008	2007
Assets
Current assets	$79,450,554	$83,924,707
Property, plant and equipment, net	45,778,908	47,429,725
Intangible assets, net	—	1,371,891
Other assets	295,109	64,860

Total assets	$125,524,571	$132,791,183

Liabilities
Current liabilities	$19,114,554	$25,399,279
Long-term debt	32,805,350	29,002,718
Deferred income taxes	2,403,698	2,589,055
Other long-term liabilities	818,053	333,046
Total liabilities	55,141,655	57,324,098
Total stockholders’ equity	70,382,916	75,467,085

Total liabilities and stockholders’ equity	$125,524,571	$132,791,183